Gratitude Health, Inc. 8-K

Exhibit 10.4

PUT OPTION AGREEMENT

This Put Option Agreement (this “Agreement”), is made and entered as of April 20, 2020, by and between Gratitude Health, Inc., a Nevada corporation (the “Company”) and Alpha Capital Anstalt (the “Stockholder”).

WHEREAS, as of the date hereof, the Stockholder owns, on a fully diluted basis but subject to such Beneficial Ownership Limitation restrictions on conversion, exercise or exchange (as defined in Section 9(c) of the Warrant (defined below)), an aggregate of 195,805,692 shares of the Company’s Common Stock (the “Shares” or “Stock”); and

WHEREAS, the Company anticipates effectuating a 31.993:1 reverse stock split as soon as practicable after the date hereof, which, once consummated, would result in the Stockholder owning an aggregate of 932,898 shares of Common Stock (the “Stockholder Shares”) and a warrant to purchase up to an additional 5,187,319 shares of the Company’s Common Stock, as more fully detailed in that certain Warrant issued to the Stockholder (the “Warrant”), all the foregoing Shares and Warrant subject to the Beneficial Ownership Limitation; and

WHEREAS, the Stockholder desires to have the right to sell to the Company up to all of the Stockholder Shares, and the Company desires to grant such right to the Stockholder, pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual and dependent covenants hereinafter set forth, the parties agree as follows:

1.   Sale of Stockholder Shares. Subject to any applicable state and federal securities laws, the Stockholder may sell or otherwise dispose of the Stockholder Shares.

2. Grant of Put Option.

(a)    Right to Sell. In the event that the Stockholder has not generated an aggregate $1,300,000 in gross proceeds from the sale of the Stockholder Shares (the “Total Investment”) by the second anniversary of the date of this Agreement (such 24 month period, the “Market Period”), then the Stockholder shall have the right, but not the obligation, to cause the Company to purchase up to an amount of the Stockholder Shares equal to the difference between the Total Investment and the net proceeds actually realized by the Stockholder (the “Market Period Proceeds”) during the Market Period at the Put Purchase Price (as defined in Section 3 of this Agreement) (the “Put Right”). The Put Right granted hereunder to the Stockholder shall expire fourteen (14) days from end of the Market Period (the “Put Expiration Date”).

(b)    Procedures.

(i)    If the Stockholder desires to sell the Stockholder Shares pursuant to the Put Right contained in Section 2(a) on or before the Put Expiration Date, then the Stockholder shall deliver to the Company a written, unconditional and irrevocable notice (the “Put Exercise Notice”) exercising the Put Right and specifying the number of Shares to be sold (the “Put Shares”) by the Stockholder to the Company.

(ii)    By delivering the Put Exercise Notice, the Stockholder represents and warrants to the Company that (A) the Stockholder has full right, title and interest in and to the Stockholder Shares, (B) the Stockholder has all the necessary power and authority and has taken all necessary action to sell to the Company such Stockholder Shares as contemplated by this Section 2, and (C) the Stockholder Shares are free and clear of any and all mortgages, pledges, security interests, options, rights of first offer, encumbrances or other restrictions or limitations of any nature whatsoever created by Stockholder other than those arising as a result of or under the terms of this Agreement.

(iii)    Subject to Section 2(c) below, the closing of any sale of Stockholder Shares pursuant to this Section 2 shall take place no later than ten (10) business days following receipt by the Company of the Put Exercise Notice. The Company shall give the Stockholder at least forty-eight (48) hours’ written notice of the date of closing (the “Put Right Closing Date”).

 (iv)    In the event the Stockholder does not deliver a Put Exercise Notice to the Company on or before the Put Expiration Date, any rights provided to Stockholder to require the Company to purchase the Shares pursuant to this Agreement shall terminate and be of no further force or effect.

(c)    Consummation of Sale. The Company will pay the Put Purchase Price for the Shares on the Put Right Closing Date by issuing a promissory note to the Stockholder, a form of  which is attached as Exhibit A.

(d)    Cooperation. The Company and the Stockholder each shall take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 2, including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

(e)    Closing. At the closing of any sale and purchase pursuant to this Section 2, the Stockholder shall deliver to the Company a certificate or certificates representing the Stockholder Shares to be sold (if any), accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary, against receipt of the Put Purchase Price.

3.    Put Purchase Price. In the event Stockholder exercises the Put Right hereunder, the purchase price per share at which the Company shall be required to purchase the Put Shares (the “Put Purchase Price”) shall be calculated by (a) subtracting the aggregate Market Period Proceeds from Total Investment prior to the Put Expiration Date and (b) dividing the difference by the number of Stockholder Shares held by Stockholder on record as of the Put Closing Date:

Total Investment less Market Period Proceeds

Stockholder Shares at the Put Right Closing Date

* 194,851,030 pre-reverse split

4. Notices.  All notices, demands, waivers, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Company, to: Home Bistro, Inc., 4014 Chase Avenue, #212, Miami Beach, FL 33140, Attn: Zalmi Duchman, CEO, with a copy by email only to: Faegre Drinker Biddle & Reath LLP 1177 Avenue of the Americas, New York, NY 10036, Attn: Peter J. Gennuso, Esq., peter.gennuso@faegredrinker.com, and (ii) if to the Stockholder, to: Lettstrasse 32, 9490 Vaduz, Liechtenstein, Fax: 011-423-2323196, with an additional copy by fax only to (which shall not constitute notice): Grushko & Mittman, P.C., 515 Rockaway Avenue, Valley Stream, New York 11581, fax: (212) 697-3575.

5.    Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

6.    Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. However, neither this Agreement nor any of the rights of the parties hereunder may otherwise be transferred or assigned by any party hereto, except (a) that if the Company shall merge or consolidate with or into, or sell or otherwise transfer substantially all its assets to, another company which assumes the Company’s obligations under this Agreement, the Company may assign its rights hereunder to that company, or (b) the Shares are transferred by Stockholder by will or by the laws of intestate succession, to Stockholder’s executors, administrators, testamentary trustees, legatees or beneficiaries. Any attempted transfer or assignment in violation of this Section 5 shall be void.

7.    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

8.    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

9.    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

11.    Governing Law; Submission to Jurisdiction.  All disputes arising under this Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada, without regard to principles of conflict of laws.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement must be brought only in the civil or state courts of New York or in the federal courts located in the State and county of New York.  Both parties and the individual signing this Agreement on behalf of the Company agree to submit to the jurisdiction of such courts.  The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs.  In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Agreement. Nothing contained herein shall be deemed or operate to preclude the Stockholder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Stockholder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other decision in favor of the Stockholder.

12.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall together be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

13.    Compliance with Laws and Regulations. The exercise of the Put Option shall be subject to compliance by the Company and the Stockholder with all applicable requirements of law, including federal and state securities laws.

14.    No Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

15.     Survival.  The representations and warranties of the Company contained in this Agreement shall survive until the twenty-four (24) month anniversary of the Put Expiration Date.

16.     Execution.  This agreement may be executed in two or more counterparts, some of which may be signed by fewer than all the parties or may contain facsimile copies of pages signed by some of the parties.  Each of those counterparts shall be deemed to be an original copy of this agreement, but all of them together shall constitute one and the same agreement.  This agreement or any counterpart thereof may be delivered by facsimile or other means of electronic transmission and any such executed facsimile copy of PDF copy shall be treated as an original and shall be binding to the same extent as an executed original.

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IN WITNESS WHEREOF, the parties hereto have executed this Put Option Agreement on the date first written above.

GRATITUDE HEALTH, INC.

By:	/s/ Zalmi Duchman
Name:	Zalmi Duchman
Title:	Chief Executive Officer

ALPHA CAPITAL

By:	/s/ Konrad Ackermann

Name:	Konrad Ackermann

Title:	Director

EXHIBIT A

PUT EXERCISE NOTICE

Name of Stockholder: Alpha Capital

Address:

	$ 1,300,000
Less: Aggregate Proceeds from the sale of Stock	-$
Net Sale Value of Put		$

Original Shares (post reverse split)*	6,090,377
Less: Shares Sold during Put Term
Number of Shares held by Stockholder subject to this Put Option

Put Price per Share

*Original and fully-diluted shares.

By:
Name:
Title: